Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the BRT Realty Trust 2009 Incentive Plan of our reports dated December 10, 2008, with respect to the consolidated financial statements and schedules of BRT Realty Trust and Subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2008, and the effectiveness of internal control over financial reporting of BRT Realty Trust and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 9, 2009